Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Yuma Energy, Inc. of our report dated February 27, 2017 (except for the changes to equity and earnings per share as a result of the merger, as to which the date is April 12, 2017) relating to the financial statements, which appears in Yuma Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 7, 2017